Exhibit 23.1

                   INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration
Statements on Form S-3 (Registration No. 33-90138, 33-90852 and
33-92328) and on Form S-8 (Registration No. 333-22547) of Walden
Residential Properties, Inc., of our report dated April 18, 1997 with respect to the combined statement of revenues and certain expenses of Arbor Park, Arbors of Bedford, Arbors of Carrollton,
Arbors of Euless, Arbors of Forest Lane and Arbors of Austin for the year ended December 31, 1996 appearing in the Current Report on Form 8-K dated August 7, 1997 of Walden Residential Properties, Inc. and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
-------------------------
DELOITTE & TOUCHE LLP

Dallas, Texas
February 18, 1998